UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2013

BOULDER BRANDS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 9, 2013, Boulder Brands, Inc. (the “Company”), entered into a Credit Agreement by and among GFA Brands, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers (the “Borrowers”), the Company, as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and Citibank, N.A., as administrative agent (the “Agent”), pursuant to which the Borrowers established a new senior secured credit facility (the “Credit Facility”) in an aggregate principal amount of $330.0 million, consisting of a term loan B (the “Term Loan”) in an aggregate principal amount of $250.0 million and a revolving credit facility (the “Revolving Facility”) in an aggregate principal amount of $80.0 million (with sublimits for swingline loans and the issuance of letters of credit). The Term Loan will mature on July 9, 2020 and the Revolving Facility will mature on July 9, 2018.

The Credit Facility replaced the Company’s Credit Agreement, dated as of July 2, 2012, by and among GFA Brands, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers, the Company, as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and Bank of Montreal, as administrative agent (the “Prior Facility”). Immediately prior to the refinancing of the Prior Facility, outstanding debt under the Prior Facility totaled approximately $242.2 million.

Proceeds of the Term Loan and the Revolving Facility were primarily used to repay the debt outstanding under the Prior Facility and to pay fees and expenses in connection therewith. In the future, the Revolving Facility may be used by the Company and its subsidiaries for working capital and for other general corporate purposes, including acquisitions and investments, permitted under the Credit Facility. The Credit Facility also provides that, upon satisfaction of certain conditions, the Borrowers may increase the aggregate principal amount of loans outstanding thereunder by an amount not to exceed the sum of (a) $50.0 million and (b) up to an additional $50.0 million, so long as in the case of this clause (b), after giving effect to such increase on a pro forma basis, the Company’s ratio of senior secured funded debt to consolidated EBITDA would not exceed 4.25 to 1.0, subject to receipt of additional lending commitments for such loans.

Outstanding amounts under the Term Loan will bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) LIBOR plus 4.00% or (b) a Base Rate (equal in this context to the greatest of (i) the Agent’s prime rate, (ii) the federal funds rate plus 1/2 of 1.00% and (iii) LIBOR plus 1.00%) (but subject to a minimum of 2.00%) plus 3.00%. The Term Loan will amortize in equal quarterly installments of .25% of the initial principal amount beginning on September 30, 2013, with the balance due at maturity.

Outstanding amounts under the Revolving Facility will initially bear interest at a rate per annum equal to, at the Borrowers’ option, either (a) LIBOR plus 4.00% or (b) a Base Rate (equal in this context to the greatest of (i) the Agent’s prime rate, (ii) the federal funds rate plus 1/2 of 1.00% and (iii) LIBOR plus 1.00%) plus 3.00%. From and after delivery to the Agent of financial statements for the fiscal quarter ending on or after September 30, 2013, the margin over LIBOR and the Base Rate for the Revolving Facility may be adjusted periodically based on the Company’s ratio of total funded debt to consolidated EBITDA, with 4.00% per annum being the maximum LIBOR margin and 3.00% per annum being the maximum Base Rate margin established by such adjustment mechanism. The Borrowers are required to pay a commitment fee on the unused commitments under the Revolving Facility at a rate equal to 0.50% per annum.

The loans and other obligations under the Credit Facility (including in respect of hedging agreements and cash management obligations) are (a) guaranteed by the Company and its existing and future wholly-owned domestic subsidiaries and (b) secured by substantially all of the assets of the Company and its existing and future wholly-owned domestic subsidiaries, in each case subject to certain customary exceptions and limitations.

So long as any borrowings under the Revolving Facility are outstanding (other than letters of credit that have been cash collateralized in accordance with the terms of the Credit Facility) as of the last day of any fiscal quarter of the Company, the terms of the Credit Facility require the Company and its subsidiaries (on a consolidated basis and subject to certain customary exceptions) to maintain a maximum senior secured funded debt to consolidated EBITDA ratio of not more than 4.75 to 1.0, initially, and decreasing to 3.25 to 1.0 over the life of the Credit Facility:

In addition, the Credit Facility contains (a) customary provisions related to mandatory prepayment of the loans thereunder with (i) 50% of Excess Cash Flow (as defined in the Credit Facility), subject to step-downs to 25% and 0% of Excess Cash Flow at certain leverage-based thresholds and (ii) the proceeds of asset sales and casualty events (subject to certain customary limitations, exceptions and reinvestment rights) and (b) certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, investments, acquisitions, loans and advances, mergers, consolidations and asset dispositions, dividends and other restricted payments, transactions with affiliates and other matters customarily restricted in such agreements, in each case, subject to certain customary exceptions.

The Credit Facility also contains customary events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain material contracts and to other material indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, certain ERISA events, judgments in excess of specified amounts, certain impairments to the guarantees or collateral documents, and change in control defaults.

Certain of the lenders under the Credit Facility (or their affiliates) have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company and its subsidiaries, for which they receive customary fees and commissions.

Immediately after the close of the transaction, total outstanding debt under the Credit Facility totaled approximately $260.0 million, comprised of $250.0 million of Term Loan debt and $10.0 million of borrowings under the Revolving Facility.

The summary description of the Credit Facility in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

See Item 1.01 above with respect to the Prior Facility.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above.

Item 8.01.	Other Events.

On July 10, 2013, the Company issued a press release announcing the Credit Facility. The text of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)

Exhibits.

10.1	Credit Agreement, dated as of July 9, 2013, by and among GFA Brands, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers, Boulder Brands, Inc., as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent

99.1	Press Release, dated July 10, 2013, issued by Boulder Brands, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 10, 2013	BOULDER BRANDS, INC.
(registrant)

	By:	/s/ Christine Sacco
Christine Sacco
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1

Credit Agreement, dated as of July 9, 2013, by and among GFA Brands, Inc., UHF Acquisition Corp. and Udi’s Healthy Foods, LLC, as borrowers, Boulder Brands, Inc., as a guarantor, the other guarantors from time to time party thereto, the lenders from time to time party thereto, and Citibank, N.A., as administrative agent

99.1	Press Release, dated July 10, 2013, issued by Boulder Brands, Inc.